UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2012

ENGILITY HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35487	45-3854852
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	3750 Centerview Drive Chantilly, Virginia	20151
	(Address of Principal Executive Offices)	(Zip Code)

(703) 708-1400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Severance Plan

On December 27, 2012, the Compensation Committee of the Board of Directors (the “Board”) of Engility Holdings, Inc. (the “Company”) approved the Engility Holdings, Inc. Severance Plan (the “Severance Plan”), effective as of January 1, 2013. The purpose of the Severance Plan is to provide reasonable severance benefits to the Company’s executive officers and other key employees (collectively, “Eligible Employees”) upon the occurrence of a qualifying separation event. Specifically, Eligible Employees are entitled to receive the severance benefits discussed below following the occurrence of:

•

An involuntary separation from service initiated by the Company without cause. Cause is defined in the Severance Plan as (i) an intentional failure to perform reasonably assigned duties that the Eligible Employee does not cure within 15 days of receiving written notice of such failure, (ii) personal dishonesty or willful misconduct in the performance of duties, (iii) a breach of fiduciary duties to the Company involving personal profit, (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic or similar offenses), or (v) any act by an Eligible Employee involving fraud, securities law violations or, in the case of willful or grossly negligent acts, an investigation by the Securities and Exchange Commission (the “Commission”), which the Board determines materially adversely affects the Company or the Eligible Employee’s job performance;

•

A separation from service for good reason. Good reason is defined as (i) a material reduction in the Eligible Employee’s base salary or annual cash incentive opportunity or, in the case of an executive officer of the Company, long-term incentive opportunity, or an adverse change to the calculation methodology for determining bonuses or, in the case of an executive officer of the Company, long-term incentives, (ii) generally, the failure of the Company to provide employee benefits to the Eligible Employee that are substantially similar to employees of comparable title and position, (iii) a material adverse change to the Eligible Employee’s duties or responsibilities, (iv) a relocation of the Eligible Employee’s principal place of business of 50 miles or more, which also increase his or her commute by at least 25 miles, or (v) a failure to pay any compensation due to the Eligible Employee within 10 days after it is due; or

•	A separation from service due to death or long-term disability.

Following a qualifying separation event, the Eligible Employee is entitled to the following severance benefits:

•

Severance Pay. Generally, an Eligible Employee’s base salary and average bonus over the past three years, or such shorter period as the Eligible Employee has been with the Company, multiplied by the applicable severance multiple. The severance multiple is two (2) for the Company’s Chief Executive Officer and Chief Financial Officer, one and one-half (1.5) for each Senior Vice President of the Company, and one (1) for each Vice President of the Company who reports directly or indirectly (through another executive officer) to the Chief Executive Officer. The Eligible Employee will also receive an annual performance bonus, pro-rated through the date of his or her separation from service, plus any earned but unpaid base salary, bonus payments and deferred compensation.

•

Medical, Dental and Life Insurance. Generally, continuation of the Eligible Employee’s medical, dental and life insurance benefits for a period of years equal to the Eligible Employee’s severance multiple (the “Severance Period”).

•

Equity Vesting. The acceleration, in an amount proportional to the number of months elapsed between the grant date and the Eligible Employee’s separation from service over the number of months between the grant date and the date on which the award would become fully vested according to its terms, of any unvested stock options, restricted stock units or restricted stock that vest solely based on the passage of time. Performance-based awards shall continue to be determined solely on the basis of the terms of such awards.

•	Outplacement. Reasonable outplacement services during the Eligible Employee’s Severance Period.

As a condition to receiving the severance benefits described above, the Eligible Employee is required to (i) execute a release of all claims and actions against the Company and any related parties or entities reasonably included by the Company in the release and (ii) agrees to be bound by certain covenants, including (A) a one year restriction on competing with the Company and its affiliates, (B) a prohibition on disparaging the Company or its affiliates and (C) an agreement not to disclose the confidential information of the Company and its affiliates.

The Company shall defer any separation payments to the Eligible Employee for a period of six months if necessary to comply with Section 409A of the U.S. Internal Revenue Code (the “Code”).

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Engility Holdings, Inc.

Date: January 3, 2013	By:	/s/ Thomas O. Miiller
	Name:	Thomas O. Miiller
	Title:	Senior Vice President, General Counsel and Corporate Secretary